Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement dated as of May 7, 2010 by and between Parametric Technology Corporation, a Massachusetts corporation (the “Company”), and James Heppelmann (the “Executive”) further amends and, as so amended restates, the Amended and Restated Executive Agreement dated as of June 26, 2008 by and between the Company and the Executive (the “Current Agreement”), effective as of October 1, 2010 (the “Commencement Date”).

WHEREAS, the Executive is the President and Chief Operating Officer of the Company;

WHEREAS, the Executive has been appointed President and Chief Executive Officer of the Company commencing on the Commencement Date;

WHEREAS, the Company and the Executive desire to provide for the Executive’s compensation during his employment beginning on the Commencement Date and make changes to the payments and benefits to be provided to the Executive if his employment with the Company is terminated without cause or if certain other events occur on or after the Commencement Date, as described herein;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.	Definitions.

For the purposes of this Agreement:

(a) “Board” means the Company’s board of directors.

(b) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(c) “Cause” means

(i) the Executive’s willful and continued failure to substantially perform his duties to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), provided that the Company has delivered a written demand for performance to the Executive specifically identifying the manner in which the Company believes that the Executive has not substantially performed his duties and the Executive does not cure such failure within thirty (30) days after such demand;

(ii) willful conduct by the Executive which is demonstrably and materially injurious to the Company;

(iii) the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony;

(iv) the Executive’s entry in his personal capacity into a consent decree relating to the business of the Company with any government body; or

(v) the Executive’s willful violation of any material provision of his Non-Disclosure, Non-Competition and Invention Agreement with the Company; provided that, if such violation is able to be cured, the Executive has not, within thirty (30) days after written demand by the Company, cured such violation.

For purposes of this definition, no act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;

(iii) the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other entity (each a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Company’s board of directors in its sole discretion.

(e) “Change in Control Termination” means any of the following terminations of the Executive’s employment:

(i) termination of the Executive’s employment by the Company during the period from the date of a Change in Control through the second anniversary thereof, other than for Cause or as a result of the Executive’s Disability;

(ii) resignation by the Executive for Good Reason during the period from the date of a Change in Control through the second anniversary thereof; or

(iii) termination of the Executive’s employment by the Company within one hundred eighty (180) days prior to a Change in Control, other than for Cause or as a result of the Executive’s Disability, if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect the Change in Control or (B) was otherwise related to or in anticipation of the Change in Control. A Change in Control Termination under this Section 1(e)(iii) shall be deemed to have occurred if and when the Change in Control occurs.

(f) “Disability” means such physical or mental incapacity as to make the Executive unable to perform the essential functions of his employment duties for a period of at least sixty (60) consecutive days with or without reasonable accommodation. If any question shall arise as to whether during any period the Executive is so disabled as to be unable to perform the essential functions of his employment duties with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

(g) “Good Reason” means the occurrence, without the Executive’s consent and without Cause, of any of the following events after or in connection with a Change in Control (provided that the Executive shall have given the Company written notice describing such event within ninety (90) days of its initial existence and the matter shall not have been fully remedied by the Company within thirty (30) days after receipt of such notice):

(i) any reduction of the Executive’s annual base salary or target bonus from the respective amount (x) in effect at the date of the Change in Control or (y) otherwise required by this Agreement; provided that any such reduction (not exceeding fifteen percent (15%) of either (A) such base salary or (B) the sum of such base salary and such target bonus) that is consistent with similar actions taken with respect to the base salaries and/or target bonuses of the other senior executives of the Company shall not constitute Good Reason;

(ii) any material reduction in the aggregate benefits for which the Executive is eligible under the Company’s benefit plans, including medical, dental, vision, basic life insurance, retirement, paid time off, long-term disability and short-term disability plans; provided that any such reduction or other action that is consistent with similar actions taken with respect to comparable benefits of the Company employees generally shall not constitute Good Reason;

(iii) the failure to (A) install the Executive in the position of Chief Executive Officer of the Company on the Commencement Date or (B) maintain the Executive in the position of Chief Executive Officer of the Company from and after the Commencement Date;

(iv) a material diminution of the Executive’s authority or responsibilities; provided that no diminution of authority or responsibilities resulting from a sale or spin-off of a product line, business unit or line of business of the Company that does not constitute a Change in Control under Section 1(d)(iv) shall constitute Good Reason;

(v) any breach by the Company of its material obligations under this Agreement;

(vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(vii) any requirement that the Executive relocate to a primary work site that would increase the Executive’s one-way commute distance by more than fifty (50) miles from the Executive’s then principal residence.

(h) “Stock Plan” means any stock option or equity compensation plan of the Company in effect at any time, including without limitation the 1997 Incentive Stock Option Plan, the 1997 Nonqualified Stock Option Plan, and the 2000 Equity Incentive Plan.

2.	Compensation.

(a) Commencing October 1, 2010, for the fiscal year ending September 30, 2011, the Executive’s annual base salary during his employment shall be seven hundred fifty thousand dollars ($750,000) and his target annual bonus shall be one million dollars ($1,000,000). The Board or the Compensation Committee thereof shall retain sole and absolute discretion to increase or decrease these amounts for all periods beginning after September 30, 2011. The performance criteria applicable to the target bonus for fiscal 2011 and thereafter shall be as determined by the Board or the Compensation Committee in their sole and absolute discretion.

(b) In connection with the Executive’s appointment as Chief Executive Officer, the Company will, effective as of October 1, 2010, make a one-time grant to the Executive of restricted stock units with a value equal to approximately seven million dollars ($7,000,000). The actual number of restricted stock units to be granted shall be based on the closing sale price of the Company’s common stock on October 1, 2010. The restricted stock units will be granted under the Company’s 2000 Equity Incentive Plan and shall be subject to the five-year performance and vesting criteria set forth on Appendix A to this Agreement.

(c) During the Company’s 2011 fiscal year, pursuant to the Company’s long-term equity incentive award program, the Company will make a grant to the Executive of restricted stock units under the Company’s 2000 Equity Incentive Plan with a value equal to approximately three million, four hundred fifty thousand dollars ($3,450,000), based on the closing sale price of the Company’s common stock on the grant date. One half of such restricted stock units shall be subject to performance criteria determined by the Board or the Compensation Committee in their discretion, and all of such restricted stock units shall be subject to time-based vesting in substantially equal installments in November 2011, 2012 and 2013.

(d) In addition, Executive will also be eligible to receive long-term equity incentive awards from time to time as determined by the Board or the Compensation Committee in their sole and absolute discretion.

3.	Termination of Employment without Cause.

If the Company terminates the Executive’s employment without Cause, other than a termination constituting a Change in Control Termination or a termination due to his Disability, the Executive shall be entitled to the following:

(a) payment of (i) his base salary, paid bi-weekly, for a two-year period commencing on the termination date, such salary to be paid at a rate equal, on an annualized basis, to the highest annual salary (excluding any bonuses) in effect with respect to the Executive during the six-month period immediately preceding the termination date, and (ii) an aggregate amount equal to two times the average of the annual bonuses paid to the Executive with respect to the two fiscal years immediately preceding the fiscal year in which the termination occurs (valued as set forth in Section 3(c)), paid in equal bi-weekly installments for a two-year period commencing on the termination date, the first payment of which shall (x) be made within forty-five (45) days following the termination date and (y) include all amounts then due under this clause (a) that have not yet been paid; and

(b) continued participation in the Company’s medical, dental, vision and basic life insurance benefit plans (the “Benefit Plans”), subject to the terms and conditions of the respective plans and applicable law, for a period of two years following the termination date; provided that, to the extent that any of the Benefit Plans does not permit such continuation of the Executive’s participation following his termination or any such plan is terminated, the Company shall pay the Executive an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance; provided further, however, that to the extent the Executive becomes eligible to receive medical, dental, vision and/or basic life insurance benefits under a plan provided by another employer, the Executive’s entitlement to participate in the corresponding Benefit Plans or to receive such corresponding alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall promptly notify the Company of his eligibility under such plan.

(c) For purposes of clause (ii) of Section 3(a), if the Executive’s bonus for either of the two preceding fiscal years was funded in the form of an equity award, the amount of the bonus for such year shall be a dollar amount equal to the percentage of the target bonus amount established by the Board or Compensation Committee for such fiscal year that was actually earned by the Executive.

4.	Change in Control.

(a) Equity Awards. Effective upon a Change in Control that occurs during the Executive’s employment, except as expressly provided in the applicable award agreement excluding such award from the effects of this section 4, the following shall occur:

(i) any performance criteria applicable to any stock options, stock appreciation rights, restricted stock units, restricted stock or other equity awards issued under any Stock Plan and held by the Executive shall be deemed to have been met in full;

(ii) any of the restrictions on any shares of restricted stock issued under any Stock Plan and held by Executive that are scheduled by their terms (after giving effect to clause (i) of this Section 4(a)) to lapse after the second anniversary of the Change in Control shall lapse immediately so that the portion of such shares formerly subject to such restrictions shall become unrestricted (and any such restrictions that are scheduled by their terms to lapse on or before the second anniversary of the Change in Control shall remain unchanged except as provided in clause (i));

(iii) any other equity awards (including without limitation any stock options, stock appreciation rights and restricted stock units) issued under any Stock Plan and held by Executive that are scheduled by their terms (after giving effect to clause (i) of this Section 4(a)) to vest after the second anniversary of the Change in Control shall vest immediately and become exercisable or distributable (and any such awards that are scheduled by their terms to vest on or before the second anniversary of the Change in Control shall remain unchanged except as provided in clause (i) of this Section 4(a)); provided that if any such stock option, stock appreciation right, restricted stock unit or other equity award is not assumed or a cash payment of equivalent value is not substituted therefor (in either case with vesting terms no more restrictive than those of the assumed or substituted award) by any acquirer of or successor to the Company, then such stock option, stock appreciation right, restricted stock unit or other equity award shall become vested and exercisable in full upon such Change in Control; and

(iv) each outstanding equity award held by the Executive shall be deemed amended automatically to provide that, notwithstanding any provision of any Stock Plan, no outstanding share of restricted stock, stock option, stock appreciation right, restricted stock unit or other equity award held by the Executive may be terminated or forfeited without the Executive’s written consent (provided that this shall not prevent termination of (A) any unvested portion thereof that is terminated or forfeited upon termination of the Executive’s employment as provided in any agreement or certificate executed in connection with any such equity award, (B) a stock option the termination of which is covered by Section 8(i) of the Company’s 2000 Equity Incentive Plan, or (C) upon payment of a cash payment equivalent to the value of such terminated award).

The foregoing notwithstanding, this Section 4(a) shall not apply to any shares of restricted stock, restricted stock units or other equity awards granted to the Executive as an incentive bonus under any of the Company’s short-term incentive programs which are subject to performance criteria with a performance period of one year or less and time-based vesting with an original vesting term of less than fifteen (15) months (collectively, “Bonus Equity”), which shall be treated as provided in Section 4(b)(ii).

(b) Bonus. Effective upon (x) a Change in Control that occurs during the Executive’s employment or (y) a Change in Control Termination under Section 1(e)(iii):

(i) the Executive shall be entitled to payment of a pro-rata portion of any annual cash incentive award for which the Executive is eligible for the fiscal year in which the Change in Control occurs, based on the Executive’s target cash bonus for such year and the percentage of the year completed through the date of the Change in Control, for the purposes of which any performance criteria applicable to such award shall be deemed to have been met in full, which payment shall be made in one lump sum within forty-five (45) days of the date of the Change in Control; and

(ii) the vesting schedule applicable to any Bonus Equity held by the Executive shall be amended automatically so that a pro-rata portion of any such Bonus Equity equal to the percentage of the respective fiscal year completed through the date of the Change in Control shall thereupon be vested and subject to no further restrictions, exercisable or distributable, as the case may be, and the portion not so vested shall thereupon automatically be cancelled and forfeited to the Company.

(c) Change in Control Termination Benefits.

(i) Equity Awards. Effective upon a Change in Control Termination:

(A) all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards issued under any Stock Plan and held by the Executive (other than any Bonus Equity) shall immediately become vested and exercisable or distributable in full; and

(B) all restrictions applicable to restricted stock issued under any Stock Plan and held by the Executive (other than any Bonus Equity) shall immediately lapse; and

(C) each outstanding stock option issued by the Company and held by the Executive shall remain exercisable, following the termination of the Executive’s employment, until the close of business on the earlier of (x) the end of the original maximum term of such option, or (y) two years following the date of termination of the Executive’s employment.

(ii) Make-Up Payment. Effective upon a Change in Control Termination under Section 1(e)(iii), the Company shall pay the Executive in a lump sum the amount equal to the sum of:

(x) the excess, if any, of (A) the product of (1) the number of additional shares of the Company’s Common Stock that either were subject to options, stock appreciation rights, or other awards that would have become vested and exercisable and/or were restricted stock or restricted stock units as to which the restrictions would have lapsed, in each case solely as a result of Section 4(c)(i), and for which the Executive would have been entitled to receive consideration in the Change in Control (on the same basis as other holders of Common Stock), had the Executive remained employed on the date of the Change in Control and was deemed to have exercised all the stock options that would then have become exercisable under Section 4(c)(i)(A) times (2) the amount per share of the Company’s Common Stock (if any) received by the Company’s stockholders generally pursuant to the Change in Control (the “Shareholder Price”) over (B) the aggregate exercise price of all such additional stock options that the Executive would then have become able to exercise upon the Change in Control as a result of Section 4(c)(i)(A) (whereupon all such stock options, stock appreciation rights, and other awards shall terminate and shall no longer be exercisable); and

(y) the excess, if any, of (A) the product of (1) the number of shares of the Company’s Common Stock that the Executive (a) held on the date of termination of his employment or acquired upon exercise of stock options held on such date and (b) sold before the consummation of the Change in Control (the “Pre-Sold Shares”) times (2) the Shareholder Price over (B) the aggregate amount received by the Executive in the sale(s) of the Pre-Sold Shares.

The Company shall pay this lump sum payment within forty-five (45) days following the Executive’s termination date.

(iii) Salary, Bonus and Benefits. Effective upon a Change in Control Termination, the Executive shall be entitled to the following:

(A) a lump sum payment in an amount equal to two times his base salary plus his target bonus, such salary to be the highest annual salary (excluding any bonuses) in effect with respect to the Executive during the six-month period immediately preceding the Executive’s termination or required to take effect at any time within six months following such termination and such target bonus to be the highest target bonus in effect or required by this Agreement to take effect with respect to the Executive for (1) the fiscal year in which the Change in Control occurs, (2) the fiscal year following the year in which the Change in Control occurs, or (3) the fiscal year in which the Change in Control Termination occurs, whichever is highest, payable within forty-five (45) days after the termination date; and

(B) continued participation in the Benefit Plans, subject to the terms and conditions of the respective plans and applicable law, for a period of two years following the termination date; provided that, to the extent that any of the Benefit Plans does not permit such continuation of the Executive’s participation following his termination or any such plan is terminated, the Company shall pay the Executive an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance; provided, further, however, that to the extent the Executive becomes eligible to receive medical, dental, vision and/or basic life insurance benefits under a plan provided by another employer, the Executive’s entitlement to participate in the corresponding Benefit Plans or to receive such corresponding alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall promptly notify the Company of his eligibility under such plan.

(iv) Payments and benefits under this Section 4(c) shall be in lieu and without duplication of any amounts or benefits under Section 3, and the Executive shall be entitled to any such payments and benefits for no more than two years even if both such sections apply. If, in the event of a Change in Control Termination under Section 1(e)(iii), the Executive becomes entitled to payments under this Section 4(c) after he has begun to receive payments under Section 3, he shall be entitled to a make-up payment to ensure that he receives the higher amount payable hereunder, with such make-up payment being made within forty-five (45) days following the Change in Control Termination.

(d) Deemed Amendment of Equity Awards. The Company and the Executive hereby agree that the agreements evidencing any equity awards to the Executive are hereby and will be deemed amended to give effect to the provisions of Sections 4 and 5 of this Agreement.

5.	Death or Disability.

Effective upon termination of the Executive’s employment due to his death or by the Company due to his Disability, the following shall occur:

(a) all performance criteria applicable to any stock options, stock appreciation rights, restricted stock units, restricted stock or other equity awards issued under any Stock Plan and held by the Executive shall be deemed to have been met in full;

(b) all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards issued under any Stock Plan shall immediately become vested and exercisable or distributable in full; and

(c) all restrictions applicable to restricted stock issued under any Stock Plan and held by the Executive shall immediately lapse;

(d) provided that this Section 5 shall not apply to any Bonus Equity.

6.	Taxes.

(a) Withholding. All payments to be made to the Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes. In addition, the Company may withhold from any payments hereunder any amounts attributable to withholding taxes applicable to the vesting of or lapse of restrictions on restricted stock or restricted stock units held by the Executive or the exercise of any nonqualified stock options held by the Executive, including, in its discretion withholding from any shares deliverable to the Executive such number of shares as the Company determines is necessary to satisfy such tax obligations, valued at their fair market value (determined pursuant to the respective Company equity compensation plan) as of the date of such vesting or lapse of restrictions.

(b) Excess Parachute Payment Tax.

(i) If it is determined that any payment, benefit or distribution provided for in this Agreement or otherwise (for the purposes of this Section 6(b) and Section 6(c), each, a “Payment” and collectively, the “Payments”) from the Company to or for the benefit of the Executive to which the Executive first becomes entitled as a result of an event occurring on or before December 31, 2013 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax; provided, however, that if a reduction in the amount of the Payments (other than the Gross-Up Payment) to the Executive would cause the Payments not to be subject to the Excise Tax and the amount of such reduction does not exceed fifteen percent (15%) of the Payments (other than the Gross-Up Payment) that would be subject to the Excise Tax (the “Parachute Payments”), then the amount of Payments from the Company to the Executive shall be reduced by the minimum amount necessary so that the remaining Payments to the Executive will not be subject to the Excise Tax and the Executive will not be entitled to the Gross-Up Payment. In the event that the Payments to the Executive are to be reduced, the Company shall promptly give the Executive notice to that effect and the Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as, after such election, none of the Payments to the Executive are subject to the Excise Tax), and shall advise the Company in writing of his election within ten (10) days of his receipt of the Company’s notice. If no such election is made by the Executive within such period, the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as, after such election, none of the Payments to the Executive are subject to the Excise Tax) and shall notify the Executive promptly of such election. Notwithstanding the foregoing, the Company shall be entitled to exhaust its remedies under Sections 6(b)(ii) and (iii) below prior to the payment of any Gross-Up Payment and the Executive shall not be entitled to any Gross-Up Payment if the Executive has not complied with Section 6(b)(ii) or (iii), as the case may be.

(ii) Subject to the provisions of Section 6(b)(iii), all determinations required to be made under this Section 6(b), including whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment, the amount of any reduction of the Payments to the Executive and the assumptions to be used in arriving at such determination, shall be made by an independent accounting firm selected by the Company, whose determinations shall be binding upon the Company and the Executive (the “Accountants”). Notwithstanding any determination by the Accountants, if it is later determined that:

(A) the amount of the Executive’s Excise Tax liability is greater than the amount of the initial Gross-Up Payment, if any, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax such that the aggregate Gross-Up Payment is equal to the amount contemplated by Section 6(b)(i) above; provided, however, that if a reduction in the aggregate amount of the Payments (other than the Gross-Up Payment) to the Executive would cause the Payments not to be subject to the Excise Tax and the amount of such reduction would not exceed fifteen percent (15%) of the Parachute Payments the Executive was originally entitled to receive (other than the Gross-Up Payment), then the Executive shall return a portion of the Payments the Executive received equal to the minimum amount necessary so that the Payments retained by the Executive will not be subject to the Excise Tax, reduced by the amount of any relevant taxes already paid by the Executive and not refundable;

(B) the amount of the Executive’s Excise Tax liability is less than the Excise Tax liability with respect to which the initial Gross-Up Payment was made, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable; provided, however, that if, as a result of the reduced Excise Tax liability, a reduction in the amount of the Payments (other than the Gross-Up Payment) to the Executive would cause the Payments not to be subject to the Excise Tax and the amount of such reduction would not exceed fifteen percent (15%) of the Parachute Payments the Executive was originally entitled to receive (other than the Gross-Up Payment), then the Executive shall return to Company the Gross-Up Payment and a portion of the Payments the Executive received equal to the minimum amount necessary so that the Payments retained by the Executive will not be subject to the Excise Tax, reduced by the amount of any relevant taxes already paid by the Executive and not refundable;

(C) the amount of the Executive’s Excise Tax liability is greater than the amount originally determined and the Payments to the Executive were previously reduced, the Company shall pay to the Executive the amount of the reduced Payments and a Gross-Up Payment equal to the amount contemplated by Section 6(b)(i) above; provided, however, that if a further reduction in the amount of the Payments (other than the Gross-Up Payment) to the Executive would cause the Payments not to be subject to the Excise Tax and the amount of the aggregate reduction would not exceed fifteen percent (15%) of the Parachute Payments the Executive was originally entitled to receive (other than the Gross-Up Payment), then the Executive shall return a portion of the Payments the Executive received equal to the minimum amount necessary so that the Payments retained by the Executive will not be subject to the Excise Tax, reduced by the amount of any relevant taxes already paid by the Executive and not refundable; or

(D) the amount of the Executive’s Excise Tax liability is less than the amount originally determined and the Payments to the Executive were previously reduced, the Company shall pay to the Executive the amount by which the Payments were reduced, or a portion thereof, to the extent necessary so that the aggregate Payments paid to the Executive will not be subject to the Excise Tax.

Upon request of the Company, the Executive agrees to make available to the Company and the Accountants the Executive’s tax returns and such other financial information that the Company may reasonably request to verify the amount payable by the Company or the Executive pursuant to clause (A), (B), (C) or (D) above, as applicable.

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall: (A) provide the Company with any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (C) cooperate with the Company in good faith in order effectively to contest such claim, and (D) permit the Company to participate in any proceedings relating to such claim. Subject to the other provisions of this Section 6(b)(iii), the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(b), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.

(iv) Notwithstanding anything to the contrary in this Section 6, the Gross-Up Payment shall in all events be paid by the Company to the Executive not later than the last day of the calendar year next following the calendar year in which the Executive remits the related taxes, in accordance with the requirements set forth in Treas. Reg. §1.409A-3(i)(1)(v).

(c) Limitations on Payments.

(i) The provisions of this Section 6(c) and not those of Section 6(b) shall apply to any Payments to which the Executive first becomes entitled as a result of an event occurring on or after January 1, 2014. In the event that any such Payments (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this subsection (b), would be subject to the Excise Tax, such Payments shall be either

(A) delivered in full, or

(B) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(c)(i) shall be made in writing in good faith by the Accountants in good faith consultation with the Executive.

(ii) In the event a reduction in the Payments is required hereunder, the Company shall promptly give the Executive notice to that effect and the Executive may then determine, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as, after such election, none of the Payments are subject to the Excise Tax), and shall advise the Company in writing of his election within ten (10) days of his receipt of the Company’s notice. If no such election is made by the Executive within such period, the Company may determine which and how much of the Payments shall be eliminated or reduced (as long as, after such determination, none of the Payments are subject to the Excise Tax) and shall notify the Executive promptly of such determination.

(iii) For purposes of making the calculations required by this Section 6(c), the Accountants may make reasonable assumptions and approximations concerning the application taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonable request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(c).

(iv) If the Payments are reduced to avoid the Excise Tax pursuant to Section 6(c)(i) hereof and notwithstanding such reduction, the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of Payments from the Company, then the Executive shall be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net proceeds with respect to the Payments (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax in accordance with the principles of Section 6(c)(i). If the Excise Tax is not eliminated through the performance of the Repayment Obligation, the Executive shall pay the Excise Tax. The Repayment Obligation shall be discharged within 30 days of either (A) the Executive’s entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (B) a final determination by the IRS or a court decision requiring the Executive to pay the Excise Tax from which no appeal is available or is timely taken.

7.	Certain Payments to Specified Employees.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service with the Company (in connection with a Change in Control Termination or otherwise), no payment or benefit payable or provided to the Executive pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Executive’s termination of employment with the Company will be paid or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of the Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

8.	Term.

Unless the Executive’s employment is earlier terminated, this Agreement shall continue in effect until 11:59 p.m. on September 30, 2011 and shall automatically renew thereafter on an annual basis for additional twelve-month terms unless either party provides written notice to the other party of non-renewal at least ninety (90) days prior to the expiration of the then current term. If a Change in Control occurs on or after the Commencement Date while this Agreement is in effect, the term of this Agreement shall automatically be extended to the second anniversary of the Change in Control on the terms as amended and restated hereby. Upon the termination of this Agreement, the respective rights and obligations of the parties shall survive to the extent necessary to carry out the intentions of the parties as embodied herein.

9.	Successors and Assigns.

(a) This Agreement is personal to the Executive and is not assignable by the Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor or acquirer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to or acquirer of its business and/or assets that assumes and agrees to perform this Agreement.

10.	No Duty to Mitigate.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as contemplated by Sections 3(b) and 4(c)(iii)(B) hereof, any benefits payable to the Executive hereunder shall not be subject to reduction for any compensation received from other employment.

11.	Conditions to Payment of Severance.

Notwithstanding any other provision of this Agreement, the Executive’s entitlement to receive any of the payments and other benefits contemplated by Sections 3, 4 or 5 (with respect to Disability) hereof shall be contingent upon:

(a) execution by the Executive within forty-five (45) days of the termination of a general release in substantially the form of Appendix B hereto (the “Release”), which has not subsequently been revoked, and the Executive hereby acknowledges and agrees that the Company’s entering into this Agreement and agreement to make such payments are and shall be good and sufficient consideration for such Release; and

(b) the Executive’s continued compliance with the material terms of this Agreement, as applicable, and those of his Non-Disclosure, Non-Competition and Invention Agreement with the Company.

12.	Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except any such laws that would render such choice of law ineffective.

(b) Compliance with Section 409A. This Agreement is intended, to the extent applicable, to constitute good faith compliance with the requirements of Section 409A of the Code. The Company and the Executive agree that they shall cooperate in good faith to amend any provision hereof to the extent required to maintain compliance with the provisions of Section 409A of the Code as they may be modified hereafter (including by subsequent regulations or other guidance of the Internal Revenue Service).

(c) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

(e) Entire Agreement; Effect of Current Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the compensation and benefits payable to the Executive in the respective circumstances described herein, superseding all prior understandings and agreements, whether oral or written. The amendment and restatement effected hereby shall take effect on the Commencement Date, so that (i) if either a Change in Control or a termination of the Executive’s employment occurs before the Commencement Date (including a Change in Control Termination where either (x) the Executive’s employment is terminated before the Commencement Date and the Change in Control occurs on or after the Commencement Date or (y) the Change in Control occurs before the Commencement Date and the Executive’s employment is terminated on or after the Commencement Date), all payments and benefits to which the Executive is entitled shall be as determined under the Current Agreement and this amendment and restatement shall not take effect, and (ii) if a Change in Control or a termination of the Executive’s employment (other than a Change in Control Termination described in clause (i)) occurs on or after the Commencement Date, payments and benefits shall be provided under this Agreement as amended and restated hereby.

(f) Expenses. The Company agrees to pay as incurred and within twenty (20) days after submission of supporting documentation, to the full extent permitted by law, all legal fees and expenses the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) with respect to which the Executive is successful on the merits, plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The Company’s payment of any eligible expenses must be made no later than December 31 of the year after the year in which the expense was incurred.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid. Notice to the Executive shall be addressed to the Executive at his last address contained in the records of the Company, and notice to the Company shall be addressed to:

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494

Attention: General Counsel

Notice shall be addressed to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or three days following mailing by registered or certified mail.

EXECUTED as of the date first written above.

PARAMETRIC TECHNOLOGY CORPORATION		JAMES HEPPELMANN

By:	/s/ C. Richard Harrison	/s/ James E. Heppelmann
	Chairman of the Board and Chief Executive Officer	President and Chief Operating Officer

Appendix A

Performance and Vesting Criteria for One-Time Grant

Metric and Measurement Period

Non-GAAP EPS Compounded Annual Growth Rate (CAGR) measured over 3, 4 and 5-year periods compared to base year ending September 30, 2010;

•    3-year Non-GAAP EPS CAGR: up to one-third of award vests

•    4-year Non-GAAP EPS CAGR: up to two-thirds of award (less any amounts previously vested) vests

•    5-year Non-GAAP EPS CAGR: up to 100% of award (less any amounts previously vested) vests

Vesting Schedule

Threshold performance is 16% non-GAAP EPS CAGR. For performance at threshold or higher, vesting shall be determined as follows:

Evaluate Non-GAAP EPS CAGR as of each of September 30, 2013, 2014 and 2015. Base year is September 30, 2010. Vesting of earned amounts shall occur on the later of November 15 of the year in which the amounts are earned and the date the Compensation Committee determines the extent to which the performance criterion has been achieved for the relevant year.

For each year, the portion of the award eligible to be earned in that year shall vest on a linear basis between threshold and target performance in accordance with the schedule below:

•    20% Non-GAAP EPS CAGR: 100% vests

•    19% Non-GAAP EPS CAGR: 80% vests

•    18% Non-GAAP EPS CAGR: 60% vests

•    17% Non-GAAP EPS CAGR: 40% vests

•    16% Non-GAAP EPS CAGR: 20% vests

Example:

For an initial share award of 360,000 shares,

•    up to 120,000 shares can be earned for 2013,

•    up to 240,000 shares less the number of shares earned for 2013 can be earned for 2014, and

•    up to 360,000 shares less the number of shares earned for 2013 and 2014 can be earned for 2015.

If the Non-GAAP EPS CAGR is 20% for each year:

•    120,000 shares will be earned for 2013 and vested,

•    120,000 shares will be earned for 2014 and vested, and

•    120,000 shares will be earned for 2015 and vested.

Appendix A

Catch-Up Provision

Any unearned shares for 2013 or 2014 may be earned in 2014 and/or 2015 based on performance.

The following is an illustration of the catch-up feature.

Assumptions:

•    360,000 initial share award

•    Actual 3-year Non-GAAP EPS CAGR = 14%

•    Actual 4-year Non-GAAP EPS CAGR = 18%

•    Actual 5-year Non-GAAP EPS CAGR = 20%

Resulting Attainment:

•    Year 3: No portion of the award earned (< 16% 3-year CAGR)

•    Year 4: 144,000 shares earned ((year 3 + year 4) x 60%)

•    Year 5: 216,000 shares earned (360,000 – 144,000)

Change in Control Treatment

In the event of a Change In Control (as defined in the Executive Agreement between the Executive and the Company) that occurs before October 1, 2013, vesting of the award shall be as follows:

(a)    In the event a Change In Control occurring on or before September 30, 2011, 50% of the award shall vest and 50% shall be forfeited;

(b)    In the event of a Change In Control occurring on or after October 1, 2011 and on or before September 30, 2012, 75% of the award shall vest and 25% shall be forfeited;

(c)    In the event of a Change In Control occurring on or after October 1, 2012 and on or before September 30, 2013, 100% of the award shall vest.

In the event of a Change In Control occurring on or after October 1, 2013, shares that were first eligible to be earned and vested prior to such Change In Control but which were not in fact earned and vested shall be forfeited. Vesting on any remaining shares shall be accelerated in full and such shares shall fully vest.

For example, using the assumptions above in the “Catch-Up Provision”:

•    For a change in control that occurs on or before September 30, 2013, 50% of the award (180,000 shares) is deemed earned and vesting for such 180,000 shares is accelerated, with the remaining shares forfeited;

•    For a change in control that occurs in March 2014, the 120,000 shares not earned for 2013 are forfeited and vesting of 180,000 shares (75% of remaining shares) is accelerated;

•    For a change in control that occurs in March 2015, the 96,000 shares not earned for 2013 and 2014 are forfeited and vesting of 120,000 shares is accelerated (100% of remaining shares).

Appendix A

Non-GAAP Definition

Definitions and Exclusions

(1)    “Non-GAAP Earnings per Share” is “Non-GAAP Net Income” divided by fully-diluted weighted average shares outstanding at the end of the applicable fiscal year.

(2)    “Non-GAAP Net Income” is GAAP Net Income excluding the effect of purchase accounting on the fair value of any acquired deferred revenue, stock-based compensation expense, amortization or impairment charge of acquired intangible assets and acquired in-process research and development expenses, restructuring expenses, operating benefit or charge associated with the resolution of the matter underlying the Customer Advances liability shown on PTC’s consolidated balance sheet, any one-time charges associated with termination of a pension plan, and expenses incurred by the Board of Directors or any committee thereof in connection with any non-recurring matter directed by the Board or any such committee (all such items, “Non-GAAP Adjustments”), the tax effect of the exclusion of the Non-GAAP Adjustments and one-time tax items consistent with PTC’s methodology for reporting of non-GAAP measures (such as valuation allowances).

The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, the award in recognition of unusual or nonrecurring events (as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause the award to fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to the award.